UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 5, 2007

READING INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Citadel Drive Suite 300 Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement

Trust Preferred Securities Transactions

On February 5, 2007, Reading International, Inc., or we, us, our or Reading, and our existing subsidiary, Reading New Zealand Limited, or Reading NZ, along with our newly formed subsidiary, Reading International Trust I, a Delaware statutory trust, or the Trust, entered into a Purchase Agreement with Kodiak Warehouse JPM LLC, as purchaser, pursuant to which the Trust sold to the purchaser $50,000,000 of the Trust’s preferred securities, liquidation amount $1,000 per preferred security. The preferred securities represent undivided beneficial interests in the Trust’s assets, which consist essentially of Floating Rate Junior Subordinated Notes of Reading and Reading NZ described below. The Trust’s preferred securities mature on April 30, 2027, and are redeemable, at par, at Reading’s option at any time on or after April 30, 2012.

For accounting purposes, the transaction will be treated as the issuance of long term subordinated debt by Reading in the amount of $50,000,000. While Reading NZ is a party to the Purchase Agreement and will initially be a co-borrower with respect to the underlying Subordinated Notes, at the election of Reading, Reading NZ can at any time be released from any obligation or liability with respect to the Subordinated Notes without the payment of any penalty or fee, upon 30 days’ notice. Accordingly, in our view, notwithstanding the fact that Reading NZ is initially a co-borrower, the Subordinated Notes, as a practical matter, are structurally subordinated to the obligations and liabilities of all of our various operating subsidiaries, including Reading NZ.

The holders of the Trust’s preferred securities are entitled to quarterly distributions at a fixed annual rate of 9.22% during the period ending April 30, 2012 and thereafter at a variable annual rate, which will reset quarterly, equal to the 3-month LIBOR rate plus 4.00% per annum, of the liquidation amount of $1,000 per preferred security. Reading elected as part of the offering to fix the rate for the first 5-year period of the 20-year term, and will re-visit the fixed rate option at the end of that period.

Reading, itself, purchased $1,547,000 of the Trust’s common securities, liquidation amount $1,000 per common security. The terms and provisions of the Trust’s preferred securities and common securities are set forth in the Trust’s Amended and Restated Declaration of Trust, dated February 5, 2007, under which Wells Fargo Delaware Trust Company serves as Delaware trustee.

The Trust used the proceeds from the sale of its preferred securities and its common securities to purchase $51,547,000 aggregate principal amount of Floating Rate Junior Subordinated Notes due 2027. The terms and provisions of the Subordinated Notes are set forth in an Indenture, dated February 5, 2007, under which Wells Fargo Bank, N.A. serves as indenture trustee. Reading and Reading NZ are co-obligors under the Subordinated Notes, but, as discussed below, Reading may cause Reading NZ to be released as a co-obligor upon 30 days’ notice to the indenture trustee at any time. The Subordinated Notes bear interest at the same annual rate as the distribution rate on the Trust’s preferred securities. Payments under the Subordinated Notes are subordinated and junior in right of payment to the prior payment of all other indebtedness of Reading that, by its terms, is not similarly subordinated. The terms and provisions of the Subordinated Notes are set forth in an Indenture, dated February 5, 2007, under which Wells Fargo Bank, N.A. serves as indenture trustee.

The Subordinated Notes may be declared immediately due and payable at the election of the trustee under the Indenture or the holders of 25% of aggregate principal amount of the Trust’s outstanding preferred securities if Reading defaults in the payment of interest or principal under the Subordinated Notes and upon the occurrence of other events of defaults described in the Indenture, subject to certain cure provisions, including the right to extend the cure period for certain covenant defaults for up to one year, by depositing one year’s interest with the Trustee. In the event of default, the holders of the Trust’s preferred securities will be entitled to proceed directly against Reading and, so long as Reading NZ has not been released by Reading, against Reading NZ for payment of distributions on the preferred securities.

The Indenture relating to the Subordinated Notes requires Reading to maintain a minimum “net worth” (as defined) of not less than $85 million and a “net asset value of real estate” (as defined) of not less than $165 million. Reading also is required to maintain the following “fixed charge coverage ratio” (as defined), calculated as of the end of each fiscal quarter for the four fiscal quarters then ended:

• Year 1:  1.25 to 1.00
• Year 2:  1.45 to 1.00
• Year 3:  1.55 to 1.00
• Year 4 to term: 1.65 to 1.00

Reading intends to use the net proceeds from the preferred securities transactions described above to retire approximately $34,200,000 principal amount of outstanding New Zealand bank debt, which bears interest at a floating rate of 9.15% currently, compared to the initial fixed distribution rate of 9.22% payable on the Trust’s preferred securities. Reading’s New Zealand lenders also typically require periodic amortization of the indebtedness. The Trust’s preferred securities will have no such periodic principal payments.

Reading expects to use the balance of the net proceeds for various corporate purposes, both domestically and overseas.

The intended use of proceeds will add an element of currency risk to Reading. As of February 5, 2007, the value in U.S. Dollars of the Australian and New Zealand Dollars is $0.7769 and $0.6836, respectively, which are high, when viewed from a historical perspective. A decline in the value of these foreign currencies compared to the U.S. Dollar would decrease the cash flow available to pay interest on the Subordinated Notes and Reading’s ability to satisfy the net worth, net asset value of real estate and/or fixed charge coverage ratio covenants set forth in the Indenture. However, we believe that we have sufficient domestic assets to repay the Subordinated Notes in the event such declines were to trigger a default under the Indenture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the discussion in Item 1.01, above, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

See the discussion in Item 1.01, above, which is incorporated herein by reference. The Trust’s preferred securities were sold and issued to a single qualified purchaser in a transaction exempt from registration under the Securities Act of 1933. In connection with the sale of the Trust’s preferred securities, Reading paid TPC Securities, LLC a placement fee of $1,500,000 and a due diligence fee of $12,500, and paid or reimbursed the purchaser and trustees for legal fees and other costs and expenses of approximately $41,000.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

The following exhibits are contained in this report:

Exhibit No.	Description

4.1	Form of Preferred Security Certificate evidencing the preferred securities of Reading International Trust I.
4.2	Form of Common Security Certificate evidencing common securities of Reading International Trust I.
4.3	Form of Reading International, Inc. Floating Rate Junior Subordinated Debt Security due 2027.
10.1	Purchase Agreement, dated February 5, 2007, among Reading International, Inc., Reading International Trust I, and Kodiak Warehouse JPM LLC.
10.2

Amended and Restated Declaration of Trust, dated February 5, 2007, among Reading International Inc., as sponsor, the Administrators named therein, and Wells Fargo Bank, N.A., as property trustee, and Wells Fargo Delaware Trust Company as Delaware trustee.

10.4	Indenture among Reading International, Inc., Reading New Zealand Limited, and Wells Fargo Bank, N.A., as indenture trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

READING INTERNATIONAL, INC. By: /s/ Andrzej Matyczynski Andrzej Matyczynski Chief Financial Officer
Dated: February 8, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Preferred Security Certificate evidencing the preferred securities of Reading International Trust I.
4.2	Form of Common Security Certificate evidencing common securities of Reading International Trust I.
4.3	Form of Reading International, Inc. Floating Rate Junior Subordinated Debt Security due 2027.
10.1	Purchase Agreement, dated February 5, 2007, among Reading International, Inc., Reading International Trust I, and Kodiak Warehouse JPM LLC.
10.2

Amended and Restated Declaration of Trust, dated February 5, 2007, among Reading International Inc., as sponsor, the Administrators named therein, and Wells Fargo Bank, N.A., as property trustee, and Wells Fargo Delaware Trust Company as Delaware trustee.

10.4	Indenture among Reading International, Inc., Reading New Zealand Limited, and Wells Fargo Bank, N.A., as indenture trustee.